UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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The Midland Company

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Below is a communication made available to all employees of The Midland Company (the “Company” or “Midland”) by posting in the Company’s newsletter to all associates on January 22, 2008.

Merger Integration Update

Submitted by Merger

1/22/08

To: Midland and Munich Re America Employees

Fr: Tony Kuczinski, Dr. Jurgen Kammerlohr, John Hayden, Craig Smiddy

Last week marked the official beginning of the integration process for Midland and Munich Re. Representatives from both companies came together in Cincinnati to begin planning for our future together. We wanted to share with you some of the results from those two days.

First, a little background on how the integration process is organized. As you may know, this initiative is being led by an Integration Office (IO), made up of key leaders from Munich Re, Midland and Munich Re America, and is guided by a steering committee of top executives from our three organizations. The IO is responsible for coordinating the work of nine small teams, called “modules,” each of which is focused on a specific functional area, such as Accounting, Human Resources, Legal, Information Technology, etc.

The integration kickoff meeting was the first opportunity for leaders from each of the modules to begin working together. The teams were guided by four key objectives:

1) Leverage the value of the merger

2) Preserve the momentum of our base businesses (i.e., Deliver the plan!)

3) Retain talented associates

4) Create a strong platform for growth in the U.S specialty primary market

The module teams made great progress. For example, the Marketing and Business Development team, responsible for identifying business synergies and developing initiatives to leverage our combined capabilities in the market, identified several exciting growth opportunities for our organizations to explore together. What’s really exciting is that some of these initiatives can get underway very quickly once the merger is completed!

Another encouraging aspect of the meetings was the high level of collaboration and engagement demonstrated across the module teams. Team members from all of our organizations were genuinely interested in learning from one another, sharing best practices and leveraging the unique strengths and capabilities that we each bring to the table. We found that our businesses are very different, but complementary, and our cultures are truly compatible.

Now the heavy lifting begins. The IO and module teams will be working diligently in the coming months to identify synergies, prioritize initiatives and leverage opportunities in the market. We look forward to sharing more specific information with you as the integration process moves forward.

In the mean time, thanks for all of your great work and for your support of the integration effort.

Note to Midland Shareholders: Midland will prepare a proxy statement for shareholders and will file it with the SEC. Before making any voting decision on the merger, you are urged to read the proxy statement regarding the merger carefully when it becomes available because it will contain important information. Our website, www.midlandcompany.com, contains other important information about the merger, including Midland SEC filings which contain information about our officers and directors who may be deemed to be participants in the solicitation of proxies from Midland shareholders. This website also will contain the proxy statement

Contributed by: Alisa Poe on 01/21/2008

Last edited by: Alisa Poe on 01/22/2008

Important Merger Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Midland by Munich Re. In connection with the proposed acquisition, Midland intends to file a proxy statement on Schedule 14A with the Securities and Exchange Commission, or SEC, and Midland intends to file other relevant materials with the SEC. Shareholders of Midland are urged to read all relevant documents filed with the SEC when they become available, including Midland’s proxy statement, because they will contain important information about the proposed transaction, Midland and Munich Re. A definitive proxy statement will be sent to holders of Midland stock seeking their approval of the proposed transaction. This communication is not a solicitation of a proxy from any security holder of Midland.

Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site,
http://www.sec.gov. In addition, Midland shareholders may obtain free copies of the documents filed with the SEC when available by contacting Midland’s Chief Financial Officer, Todd Gray, at 513-943-7100.

Such documents are not currently available. You may also read and copy any reports, statements and other information filed by Midland or Munich Re with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

Munich Re and its directors and executive officers, and Midland and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Midland common stock in respect of the proposed transaction. Information about the directors and executive officers of Midland is set forth in Midland’s proxy statement which was filed with the SEC on March 23, 2007. Investors may obtain additional information regarding the interest of Munich Re and its directors and executive officers, and Midland and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available.